Exhibit 99.1

Starbucks Reports Record First Quarter Fiscal 2013 Results
Strong Comparable Store Sales Growth of 7% in US and Americas and 6% Globally
Robust Holiday Contributes to an 11% Increase in Revenues to a Record $3.8 Billion
EPS Rises 14% to a Record $0.57
Company Reaffirms FY13 Growth Targets

SEATTLE; January 24, 2013 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 30, 2012.

Fiscal First Quarter 2013 Highlights:

•Total net revenues increased 11% to a record $3.8 billion

•	Global comparable store sales grew 6%, driven by a 4% increase in traffic and a 2% increase in average ticket

◦	Americas comparable store sales grew 7%, China/Asia Pacific comparable store sales grew 11%

•	Consolidated operating margin expanded 40 basis points to 16.6%

•	EPS increased 14% to a record $0.57 per share, compared to $0.50 per share in Q1 FY12

•	Opened 212 net new stores globally, including the first 3 stores in India

•	Sold more than 150,000 Verismo® machines since launch, marking a strong debut of this emerging platform

•	Added 1.4 million new My Starbucks Rewards members in the U.S., up 86% over the 778,000 new members added in the U.S. in Q1 FY12

•	Acquired Teavana Holdings, Inc. on December 31, making Teavana a wholly-owned subsidiary of Starbucks and positioning Starbucks to become the global leader in tea

“Starbucks strong performance in Q1 demonstrates the strength, and unique resilience, of our increasingly global business, and the power and growing relevance of the Starbucks brand to consumers and communities all around the world,” said Howard Schultz, chairman, president and chief executive officer, Starbucks Coffee Company. “Solid growth in our U.S. retail business, further expansion of our Channel Development initiatives and continued successful execution against our expansion plans throughout China and Asia Pacific all contributed to the record results we announced today. Starbucks has never been better positioned to achieve the goals we have set for ourselves around the world and I have never been more optimistic about our future.”

“Record earnings in the first quarter continued our strong momentum, reflecting the underlying strength in our core business,” commented Troy Alstead, chief financial officer. “We delivered excellent holiday results with 6% global comps, marking the 12th consecutive quarter of comps in excess of 5%. Our first quarter results demonstrate both efficiency, with record US productivity, and innovation, with the successful launch of Verismo, our newest growth platform.”

Added Alstead, “Despite significant and unexpected cost pressures in the quarter, we achieved our earnings growth target and delivered record EPS. Starbucks strong Q1 performance reaffirms our confidence in the aggressive FY13 growth targets we announced in early November.  The quality and diversity of growth drivers in the business, combined with our continued focus on operational excellence, gives us confidence in sustainable, strong profitable growth.”

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First Quarter Fiscal 2013 Summary

	Quarter Ended Dec 30, 2012
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	6%	4%	2%
Americas	7%	4%	2%
EMEA	(1)%	2%	(3)%
CAP	11%	8%	3%
(1) Includes only Starbucks company-operated stores open 13 months or longer.

Operating Results	Quarter Ended
($ in millions, except per share amounts)	Dec 30, 2012	Jan 1, 2012	Change
Net New Stores	212	241	(29)
Revenues	$3,799.6	$3,435.9	11%
Operating Income	$630.6	$556.0	13%
Operating Margin	16.6%	16.2%	40 bps
EPS	$0.57	$0.50	14%

Consolidated net revenues reached a record $3.8 billion in Q1 FY13, an increase of 11% over Q1 FY12. The increase was primarily due to a 6% increase in global comparable store sales, and incremental revenues from 401 net new company-operated store openings over the past 12 months. The 6% increase in comparable store sales was comprised of a 4% increase in the number of transactions and a 2% increase in average ticket. Also contributing to consolidated net revenue growth was 13% revenue growth in Channel Development and 14% revenue growth in licensed stores.

Consolidated operating income increased 13% to a record $630.6 million, compared to $556.0 million for the same period a year ago. Operating margin expanded 40 basis points to 16.6% this quarter, compared to 16.2% in the same period last year. The margin increase was primarily due to increased sales leverage.

Segment Reporting Update

At the beginning of the first quarter of FY13, the company decentralized certain leadership functions in the areas of retail marketing and category management, global store development and partner resources, to support and align with the respective operating segment presidents. In conjunction with these moves, certain general and administrative and depreciation and amortization expenses associated with these functions, which were previously reported as unallocated corporate expenses within "Other," are now reported within the respective operating segments to align with the regions that they support.  In order to conform prior period classifications with the new alignment, the historical consolidated financial statements have been recast as reflected in the segment results below. This change did not impact historical consolidated results.

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Q1 Americas Segment Results

	Quarter Ended
($ in millions)	Dec 30, 2012	Jan 1, 2012	Change
Net New Stores	80	95	(15)
Revenues	$2,840.7	$2,578.6	10%
Operating Income	$590.3	$548.9	8%
Operating Margin	20.8%	21.3%	(50) bps

Net revenues for the Americas segment were $2.8 billion in Q1 FY13, an increase of 10% over Q1 FY12. The increase was primarily due to a 7% increase in comparable store sales, comprised of a 4% increase in the number of transactions and a 2% increase in average ticket. Also contributing to the net revenue increase was incremental revenues from 253 net new company-operated store openings over the past 12 months and 11% revenue growth in licensed stores.

Operating income increased to $590.3 million in Q1 FY13, growth of 8% compared to $548.9 million for the same period a year ago. Operating margin decreased 50 basis points to 20.8% in Q1 FY13. The margin contraction was driven by expenses related to the company's October global leadership conference, litigation charges and the impact from Superstorm Sandy. These expenses negatively impacted Q1 FY13 operating income and operating margin by $53 million and 190 basis points, respectively, compared to the same period in the prior year. Partially offsetting those expenses was increased sales leverage.

Q1 EMEA Segment Results

	Quarter Ended
($ in millions)	Dec 30, 2012	Jan 1, 2012	Change
Net New Stores	7	25	(18)
Revenues	$306.1	$303.0	1%
Operating Income	$22.3	$18.9	18%
Operating Margin	7.3%	6.2%	110 bps

Net revenues for the EMEA segment were $306.1 million in Q1 FY13, an increase of 1% over Q1 FY12. The increase was driven by 41% revenue growth in licensed stores which was nearly offset by a decline in company-operated revenue as a result of recent store portfolio optimization activities including the sale of the Ireland store portfolio and UK airport locations to licensed partners as well as the closure of underperforming stores in the UK.

Operating income of $22.3 million in Q1 FY13 grew 18% compared to $18.9 million for the same period a year ago. Operating margin increased 110 basis points to 7.3% compared to 6.2% in the prior-year period. Margin expansion was primarily driven by a continued focus on cost management and leverage from strong licensed store revenue growth.

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Q1 China/Asia Pacific Segment Results

	Quarter Ended
($ in millions)	Dec 30, 2012	Jan 1, 2012	Change
Net New Stores	125	121	4
Revenues	$214.1	$166.9	28%
Operating Income	$72.1	$57.3	26%
Operating Margin	33.7%	34.3%	(60) bps

Net revenues for the China/Asia Pacific segment were $214.1 million in Q1 FY13, an increase of 28% over Q1 FY12. The increase was primarily due to incremental revenues from 166 net new company-operated store openings over the past 12 months and an 11% increase in comparable store sales. Additionally, licensed store revenue growth of 14% contributed to the revenue growth for the region.

Operating income increased 26% to $72.1 million in Q1 FY13, compared to $57.3 million for the same period a year ago. Operating margin decreased 60 basis points to 33.7% in Q1 FY13 compared to 34.3% in the prior-year period. The margin contraction was primarily due to investment spending to support continued growth in China and a shift in the composition of our store portfolio from licensed to company-operated stores. The margin contraction was partially offset by lower performance-based compensation compared to the same period in the prior year when the region significantly outperformed its operating plan.

Q1 Channel Development Segment Results

	Quarter Ended
($ in millions)	Dec 30, 2012	Jan 1, 2012	Change
Revenues	$379.8	$335.8	13%
Operating Income	$96.8	$77.9	24%
Operating Margin	25.5%	23.2%	230 bps

Channel Development net revenues were $379.8 million in Q1 FY13, an increase of 13% over Q1 FY12, primarily driven by sales of Starbucks- and Tazo-branded K-Cup® packs. Also contributing to the revenue growth were incremental sales related to the launch of the Verismo System.

Channel Development operating income grew 24% to $96.8 million in Q1 FY13 compared to $77.9 million for the same period a year ago. Operating margin increased 230 basis points to 25.5% in Q1 FY13 compared to 23.2% in the prior-year period. The margin expansion was mainly due to lower coffee-related costs, partially offset by Verismo launch costs.

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Fiscal 2013 Targets

Starbucks reaffirms its fiscal 2013 targets as follows:

•	The opening of approximately 1,300 net new stores globally, representing 22% growth over fiscal 2012.

◦	Approximately 600 net new stores in the Americas, with the majority of those in the U.S. Of the approximately 600 stores, approximately half of the additions will be licensed stores.

◦
Approximately 600 net new stores in China/Asia Pacific, with licensed stores comprising approximately half of the new additions.  Of the approximately 600 stores, slightly more than half will be in China.

◦	Approximately 100 net new stores in EMEA (Europe, Middle East, Russia and Africa), with licensed stores comprising more than two thirds of the new stores.

•
Revenue growth of approximately 10% - 13%, driven by mid-single-digit comparable store sales growth, approximately 1,300 net new store openings, and continued strong growth in the Channel Development business.

•	Full-year consolidated operating margin improvement of approximately 100 basis points over FY12 results.

◦	Slight operating margin improvement in the Americas and EMEA segments.

◦	Some operating margin contraction in China/Asia Pacific, driven by the shift in equity mix towards company-operated stores as well as costs associated with accelerated store growth in China.

◦	100 to 150 basis points of operating margin improvement in Channel Development.

•	Earnings per share of $2.06 to $2.15, representing growth in the range of 15% - 20%.

•	Capital expenditures of approximately $1.2 billion for the full year, reflecting the increase in new store growth and an increase in production capacity to support recently-announced initiatives.

Company Updates

•	The company opened its 100th store in Beijing, continuing its aggressive, profitable growth strategy in China.

•	Starbucks expanded its long-term relationship with Maxim's Group to now operate Starbucks stores in Vietnam, with the first store scheduled to open in Ho Chi Minh City in early February 2013.

•	In partnership with Tata Global Beverages Limited, Starbucks opened its first three stores in Mumbai, India, in Q1. The first store in Delhi is scheduled to open next month.

•
The company opened its 6th, and first Asia-based, Farmer Support Center in Yunnan Province, China, allowing the company to work directly with farmers to help reduce the environmental impact of the region's coffee-growing activities and improve the livelihood of farmers and their families.

•	Approximately 7,000 company-operated Starbucks locations began accepting Square's mobile payment application, Square Wallet, giving customers another way to enjoy a quick, seamless payment.

•	For the 15th year, Starbucks was named one of FORTUNE magazine's “100 Best Companies to Work For.”

•
Starbucks acquired Teavana Holdings, Inc., making Teavana a wholly-owned subsidiary of Starbucks and the newest addition to Starbucks emerging brands portfolio, which also includes Evolution Fresh, Seattle's Best Coffee and Tazo.

•
As part of its strategy to reinvent and elevate tea, the company opened its first Tazo® tea store in Seattle's University Village shopping center, to serve as a learning laboratory for beverage innovation.

•	The Board of Directors declared a cash dividend of $0.21 per share, payable on February 22, 2013, to shareholders of record as of February 7, 2013.

•	The company repurchased 8 million shares of common stock in Q1 FY13; approximately 29 million shares remain available for purchase under previous authorizations.

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Conference Call

Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo, Jeff Hansberry, president, Channel Development and Emerging Brands and Troy Alstead, cfo.  The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, January 25, 2013 by calling 1-855-859-2056, reservation number 36843944. A replay of the webcast will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, February 22, 2013 at the following URL: http://investor.starbucks.com.

The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for additional information.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

Forward-Looking Statements

This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding, earnings per share, revenues, shareholder value, operational improvements and efficiencies, diversified business model, changes to organizational structures, business momentum, growth and growth opportunities overall and of specific businesses, markets and channels, sales leverage, store traffic, average ticket, overall performance of new and existing stores, loyalty programs, operating margins, profits, capital expenditures, operating costs, charges, comparable store sales, store openings and closings, the strength, health and potential of our business and brand, product innovations, store experience, tax rate and commodity costs and their impact.  These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, costs associated with, and the successful execution of, the company's initiatives, strategies and plans, the acceptance of the company's products by our customers, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2012.  The company assumes no obligation to update any of these forward-looking statements.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande / Greg Smith	Zack Hutson
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
Fiscal Year Ended	Dec 30, 2012	Jan 1, 2012	% Change	Dec 30, 2012	Jan 1, 2012

				As a % of total net revenues
Net revenues:
Company-operated stores	$2,989.6	$2,731.8	9.4%	78.7%	79.5%
Licensed stores	350.2	306.6	14.2	9.2	8.9
CPG, foodservice and other	459.8	397.5	15.7	12.1	11.6
Total net revenues	3,799.6	3,435.9	10.6	100.0	100.0
Cost of sales including occupancy costs	1,620.7	1,496.1	8.3	42.7	43.5
Store operating expenses	1,089.5	995.7	9.4	28.7	29.0
Other operating expenses	132.5	106.7	24.2	3.5	3.1
Depreciation and amortization expenses	148.9	134.8	10.5	3.9	3.9
General and administrative expenses	231.9	191.5	21.1	6.1	5.6
Total Operating Expenses	3,223.5	2,924.8	10.2	84.8	85.1
Income from equity investees	54.5	44.9	21.4	1.4	1.3
Operating income	630.6	556.0	13.4	16.6	16.2
Interest income and other, net	(2.9)	23.2	nm	(0.1)	0.7
Interest expense	(6.6)	(8.6)	(23.3)	(0.2)	(0.3)
Earnings before income taxes	621.1	570.6	8.9	16.3	16.6
Income taxes	188.7	188.4	0.2	5.0	5.5
Net earnings including noncontrolling interest	432.4	382.2	13.1	11.4	11.1
Net earnings attributable to noncontrolling interest	0.2	0.1	100.0	—	—
Net earnings attributable to Starbucks	$432.2	$382.1	13.1%	11.4%	11.1%

Net earnings per common share - diluted	$0.57	$0.50	14.0%
Weighted avg. shares outstanding - diluted	761.3	768.5

Cash dividends declared per share	$0.21	$0.17

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				36.4%	36.4%
Effective tax rate including noncontrolling interest				30.4%	33.0%

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Segment Results

The tables below present reportable segment results net of intersegment eliminations (in millions):

Americas

	Dec 30, 2012	Jan 1, 2012	% Change	Dec 30, 2012	Jan 1, 2012

Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$2,586.4	$2,356.2	9.8%	91.0%	91.4%
Licensed stores	239.2	216.4	10.5	8.4	8.4
CPG, foodservice and other	15.1	6.0	151.7	0.5	0.2
Total net revenues	2,840.7	2,578.6	10.2	100.0	100.0
Cost of sales including occupancy costs	1,092.5	1,006.7	8.5	38.5	39.0
Store operating expenses	959.8	874.8	9.7	33.8	33.9
Other operating expenses	30.0	20.5	46.3	1.1	0.8
Depreciation and amortization expenses	105.4	97.1	8.5	3.7	3.8
General and administrative expenses	62.7	30.6	104.9	2.2	1.2
Total Operating Expenses	2,250.4	2,029.7	10.9	79.2	78.7
Operating income	$590.3	$548.9	7.5%	20.8%	21.3%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.1%	37.1%

EMEA

	Dec 30, 2012	Jan 1, 2012	% Change	Dec 30, 2012	Jan 1, 2012

Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$252.7	$264.3	(4.4)%	82.6%	87.2%
Licensed stores	43.9	31.2	40.7	14.3	10.3
CPG, foodservice and other	9.5	7.5	26.7	3.1	2.5
Total net revenues	306.1	303.0	1.0	100.0	100.0
Cost of sales including occupancy costs	152.5	150.4	1.4	49.8	49.6
Store operating expenses	90.3	93.8	(3.7)	29.5	31.0
Other operating expenses	8.4	8.6	(2.3)	2.7	2.8
Depreciation and amortization expenses	14.2	14.2	—	4.6	4.7
General and administrative expenses	18.4	17.4	5.7	6.0	5.7
Total Operating Expenses	283.8	284.4	(0.2)	92.7	93.9
Income from equity investees	—	0.3	(100.0)	—	0.1
Operating income	$22.3	$18.9	18.0%	7.3%	6.2%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				35.7%	35.5%

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China / Asia Pacific (CAP)

	Dec 30, 2012	Jan 1, 2012	% Change	Dec 30, 2012	Jan 1, 2012

Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$150.5	$111.3	35.2%	70.3%	66.7%
Licensed stores	63.6	55.6	14.4	29.7	33.3
Total net revenues	214.1	166.9	28.3	100.0	100.0
Cost of sales including occupancy costs	106.5	84.5	26.0	49.7	50.6
Store operating expenses	39.4	27.1	45.4	18.4	16.2
Other operating expenses	10.2	11.4	(10.5)	4.8	6.8
Depreciation and amortization expenses	7.4	5.0	48.0	3.5	3.0
General and administrative expenses	12.6	9.2	37.0	5.9	5.5
Total Operating Expenses	176.1	137.2	28.4	82.3	82.2
Income from equity investees	34.1	27.6	23.6	15.9	16.5
Operating income	$72.1	$57.3	25.8%	33.7%	34.3%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				26.2%	24.3%

Channel Development

	Dec 30, 2012	Jan 1, 2012	% Change	Dec 30, 2012	Jan 1, 2012

Quarter Ended				As a % of Channel Development total net revenues
Net revenues:
CPG	$288.3	$247.1	16.7%	75.9%	73.6%
Foodservice	91.5	88.7	3.2	24.1	26.4
Total net revenues	379.8	335.8	13.1	100.0	100.0
Cost of sales	235.2	220.6	6.6	61.9	65.7
Other operating expenses	63.1	50.1	25.9	16.6	14.9
Depreciation and amortization expenses	0.3	0.4	(25.0)	0.1	0.1
General and administrative expenses	4.8	3.8	26.3	1.3	1.1
Total Operating Expenses	303.4	274.9	10.4	79.9	81.9
Income from equity investees	20.4	17.0	20.0	5.4	5.1
Operating income	$96.8	$77.9	24.3%	25.5%	23.2%

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Other

	Dec 30, 2012	Jan 1, 2012	% Change

Quarter Ended
Net revenues:
Licensed stores	$3.5	$3.4	2.9%
CPG, foodservice and other	55.4	48.2	14.9
Total net revenues	58.9	51.6	14.1
Cost of sales	34.0	33.9	0.3
Other operating expenses	20.8	16.1	29.2
Depreciation and amortization expenses	21.6	18.1	19.3
General and administrative expenses	133.4	130.5	2.2
Total Operating Expenses	209.8	198.6	5.6
Operating loss	$(150.9)	$(147.0)	2.7%

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Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
Fiscal First Quarter 2013 U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 30, 2012	Jan 1, 2012	Change
Comparable Store Sales Growth	7%	9%
Change in Transactions	4%	8%
Change in Ticket	2%	2%
Revenues	$2,503.9	$2,291.8	9%
Operating Income	$587.9	$522.2	13%
Operating Margin	23.5%	22.8%	70 bps

Fiscal First Quarter 2013 Store Data

The company’s store data for the periods presented are as follows:

	Net stores opened (closed) during the period
	Quarter Ended		Stores open as of
	Dec 30, 2012	Jan 1, 2012	Dec 30, 2012	Jan 1, 2012
Americas:
Company-operated	30	11	7,887	7,634
Licensed stores	50	84	5,096	4,860
	80	95	12,983	12,494
EMEA:
Company-operated(1)	(20)	8	862	880
Licensed stores(1)	27	17	1,014	903
	7	25	1,876	1,783
CAP:
Company-operated	47	35	713	547
Licensed stores	78	86	2,706	2,420
	125	121	3,419	2,967

Total	212	241	18,278	17,244
(1) EMEA store data has been adjusted for the transfer of certain company-operated stores to licensees in the fourth quarter of fiscal 2012.

© 2013 Starbucks Coffee Company. All rights reserved.

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